Exhibit 3.1

SCILEX HOLDING COMPANY

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES 1 MANDATORY EXCHANGEABLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Scilex Holding Company, a company organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (as amended and/or restated from time to time, the “Certificate of Incorporation”), the Board of Directors hereby creates a series of preferred stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

TERMS OF PREFERRED STOCK

1.
Designation and Amount. The shares of such series shall be designated as “Series 1 Mandatory Exchangeable Preferred Stock” (the “Series 1 Preferred Stock”). The number of shares of Series 1 Preferred Stock shall be 5,000,000.
2.
Rank. All shares of Series 1 Preferred Stock shall rank as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a) prior to all of the now or hereafter issued classes of common stock of the Corporation and (b) junior to all other series of preferred stock of the Corporation.
3.
Dividends. The Holders of Series 1 Preferred Stock shall not be entitled to receive any dividends.
4.
Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series 1 Preferred Stock unless, prior thereto, the holders of shares of Series 1 Preferred Stock shall have received $0.01 per share, or (b) to the holders of shares of stock ranking on a parity (upon liquidation, dissolution or winding up) with the Series 1 Preferred Stock, except distributions made ratably on the Series 1 Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
5.
Voting Rights. Holders of Series 1 Preferred Stock shall not have any voting rights by virtue of their ownership of any shares of Series 1 Preferred Stock except as set forth herein or as otherwise from time to time may be required by law.
6.
Preemptive Rights. Shares of Series 1 Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.
7.
Mandatory Exchange. Immediately following the Determination Date (as defined below), each outstanding Fractional Share (as defined below) shall be redeemed by the Corporation to the fullest extent permitted by law and shall be exchanged automatically and without notice into a pro rata portion of the number of shares that represents the lesser of (a) 10% of the shares of the outstanding common stock, par value $0.00001 per share (the “Semnur Common Stock”), of Semnur Pharmaceuticals, Inc. (a Delaware corporation and wholly owned subsidiary of the Corporation (“Semnur”)) (or such other securities into which or for which such stock may be exchanged or converted), held by the Corporation as of immediately prior to the Effective Time (taking into account any adjustment for any stock dividend, stock split, reverse stock split or similar transaction) and (b) that number of shares of Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) equal to $200,000,000 divided by the closing price of such Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) on any national securities exchange on which such shares are listed on the date that is 10 trading days prior to the Determination Date, which shares shall be paid from the shares of Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) held by the Corporation as of immediately prior to the Effective Time (taking into account any adjustment for any stock dividend, stock split, reverse stock split or similar transaction) (such lesser amount, the “Spin-off Dividend”).

For purposes of this Section 7:

(i)
“Determination Date” means, if the Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) is listed for, and trading on, any national securities exchange, the date that is 15 trading days following the Registration Date.
(ii)
“Effective Time” means the effective time of the Semnur Merger as determined under the terms of the Merger Agreement.
(iii)
“Fractional Share” means the fraction of a share of Series 1 Preferred Stock distributed to the holders of common stock, par value $0.0001 per share, of the Corporation in connection with the dividend of such Series 1 Preferred Stock.
(iv)
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 30, 2024, by and among Denali Capital Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the closing of the transactions contemplated thereby, “Denali”), Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Merger Sub”), and Semnur, as such agreement may be amended, restated, modified or otherwise supplemented in accordance with its terms.
(v)
“Registration Date” means the earlier of (a) the Effective Time, at which time the shares of Semnur Common Stock (or such other securities into which or for which such stock has been exchanged or converted) are registered under the Securities Exchange Act of 1934, as amended, and (b) the time at which the Registration Statement is declared effective by the Securities and Exchange Commission.
(vi)
“Registration Statement” means a registration statement, whether under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, that is filed by Semnur or any successor thereto or affiliate thereof with respect to the registration of the Semnur Common Stock or any securities into which or for which such stock may be exchanged or converted.
(vii)
“Semnur Merger” means the merger of Merger Sub with and into Semnur, upon the terms and subject to the conditions set forth in the Merger Agreement.

If the issuance of any shares of Semnur Common Stock (or such other securities into which or for which such stock may be exchanged or converted) in connection with the Spin-off Dividend would result in the issuance of fractional shares, the Board of Directors will determine whether to round such fractional shares or to provide for other treatment of such fractional shares prior to the time when such shares are exchanged pursuant to this Section 7.

8.
Status of Acquired Shares. Shares of Series 1 Preferred Stock redeemed by the Corporation or otherwise cancelled or acquired by the Corporation shall not be reissued as shares of Series 1 Preferred Stock and, upon retirement will be restored to the status of authorized and unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series 1 Preferred Stock.
9.
Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
10.
Register; Nontransferable. The Corporation shall maintain or cause to be maintained a register for the Series 1 Preferred Stock, which shall record (a) the name, address, and electronic mail address of each holder of Series 1 Preferred Stock in whose name the shares of Series 1 Preferred Stock have been issued. The Series 1 Preferred Stock shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of Series 1 Preferred Stock, in whole or in part, in violation of this Section 10 shall be void ab initio and of no effect. The Corporation may treat the person in whose name any share of Series 1 Preferred Stock is registered on the register as the owner and holder thereof for all purposes. The register shall be available for inspection by any holder or his, her or its legal representatives in accordance with Section 219 of the General Corporation Law of the State of Delaware. For purposes of this Section 10, “Permitted Transfer” means a transfer of Series 1 Preferred Stock (i) by will or intestacy upon death of a holder of Series 1 Preferred Stock; (ii) by instrument to an inter vivos or testamentary trust in which the Series 1 Preferred Stock is to be passed to beneficiaries upon the death of the settlor; (iii) pursuant to a court order; (iv) by operation of law (including by consolidation or merger of the holder of Series 1 Preferred Stock) or if effectuated without consideration in connection with the dissolution, liquidation or termination of any holder of Series 1 Preferred Stock that is a corporation, limited liability company, partnership or other entity; (v) in the case of Series 1 Preferred Stock held in book-entry or other similar nominee form, from a nominee to a beneficial owner, and if applicable, through an intermediary; (f) if the holder of Series 1 Preferred Stock is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable.
11.
No Payment After the Preferred Stock End Date. Holders of Series 1 Preferred Stock shall not be entitled to any Spin-off Dividend if the Registration Date has not occurred on or before 11:59 p.m. Eastern time on October 28, 2025 (the “Preferred Stock End Date”).
12.
Cancellation of Series 1 Preferred Stock. Immediately upon the occurrence of the Preferred Stock End Date, each share of Series 1 Preferred Stock shall, automatically and without any action on the part of the holder thereof, cease to be outstanding and shall be redeemed and repurchased by the Corporation for no consideration and shall be cancelled and returned to the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series 1 Preferred Stock, and any holder thereof shall thereafter cease to have any rights with respect to such shares.

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IN WITNESS WHEREOF, Scilex Holding Company has caused this Certificate of Designation of Preferences, Rights and Limitations of Series 1 Mandatory Exchangeable Preferred Stock to be executed by its duly authorized officer on October 28, 2024.

SCILEX HOLDING COMPANY

By: /s/ Jaisim Shah
Name: Jaisim Shah
Title: Chief Executive Officer and President